Exhibit 99.1
Nasdaq: ASFI
FOR IMMEDIATE RELEASE
CONTACT:
Cameron Williams, COO
Robert J. Michel, CFO
Asta Funding, Inc.
(201) 567-5648
ASTA FUNDING REPORTS SECOND QUARTER AND
SIX MONTHS FISCAL 2009 RESULTS
ENGLEWOOD CLIFFS, NJ, May 1, 2009 — Asta Funding, Inc., (NASDAQ: ASFI), (the “Company”), a consumer receivable asset management and liquidation company, today reported results for the three and six months ended March 31, 2009.
Revenues for the three months ended March 31, 2009, were $18,126,000, a decrease of 46.6% compared to revenues of $33,882,000 a year ago. The Company reported a net loss for the three months ended March 31, 2009 of $5,168,000, or $0.36 per diluted share, compared to a net loss of $7,707,000, or $0.54 per diluted share, in the same prior year period. The total debt level at March 31, 2009 was $168.3 million, down approximately $53 million from September 30, 2008 and more than $125 million from a year ago.
Revenues for the six months ended March 31, 2009 were $36,574,000, a decrease of 46.3% compared to revenues for the six months ended March 31, 2008 of $68,157,000. The net loss for the six months ended March 31, 2009 was $13,005,000 or $0.91 per diluted share, compared to net income of $5,607,000, or $0.38 per diluted share, for the same period a year earlier.
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210 Sylvan Avenue, Englewood Cliffs, NJ 07632
(201) 567-5648, (201) 567-2203 fax

Net cash collections of consumer receivables acquired for liquidation, including net cash collections represented by account sales was $36.9 million for the second quarter of fiscal year 2009, as compared to $49.8 million in the second quarter of fiscal year 2008, a 25.9% decrease from the prior year. Net cash collections of consumer receivables acquired for liquidation, including net cash collections represented by account sales was $79.0 million for the six months ended March 31, 2009, compared to $107.7 million in the six month period ended March 31, 2008, a 26.6% decrease from the prior year. Net cash collections represented by account sales was $874 thousand or 2.4% of net cash collections in the quarter, compared to $4.9 million, or 9.8% in the second quarter of fiscal 2008. Net cash collections represented by account sales was $6.6 million or 8.4% of net cash collections in the six month period ended March 31, 2009, compared to $12.7 million, or 11.8% in the same comparative period of the prior year.
Income from fully amortized portfolios (zero basis revenue) was $10.5 million for the three month period ended March 31, 2009, compared to $12.2 million for the three month period ended March 31, 2008. Income from fully amortized portfolios was $20.9 million for the six month period ended March 31, 2009, compared to $23.9 million for the six month period ended March 31, 2008.
Gary Stern, Chairman and Chief Executive Officer, said, “While our finance income contracted due to the transfer of our large portfolio purchase of March 2007 to cost recovery and portfolio purchases have slowed, we have sharply reduced our debt in this difficult economic environment. We have reduced our debt by approximately $53 million since September 30, 2008 and more than $125 million from a year ago. Debt levels at March 31, 2009, excluding the subordinated debt, were approximately $160.1 million, consisting of approximately $44.8 million due to our consortium of banks under our revolving line of credit, and approximately $115.3 million due to the Bank of Montreal for its facility to finance Palisades Acquisition XVI, LLC. This compares to debt at September 30, 2008 of approximately $213 million consisting of $84 million due on the revolving line of credit and $129 million due to the Bank of Montreal. Purchases were minimal during the six month period ended March 31, 2009, with the Company investing $2.7 million in new portfolios, as compared to $41.3 million in the same six month period of fiscal year 2008. This lower level of purchases also contributed to the decline of finance income in the current quarter. During the month of April 2009 the Company purchased approximately $64.2 million of face value portfolios at a cost of $3.7 million. In addition, we continue to monitor our operating expense base. A significant action taken in the second quarter was the previously announced closure of the Pennsylvania call center. The cost of closing this facility was approximately $250,000 and is included in the second quarter results. The annual savings from this action is anticipated to be approximately $1.5 million. Collection activity performed at the call center was transferred internally or outsourced.”
Mr. Stern continued, “The Company recorded impairments of $18.4 million for the quarter ended March 31, 2009 and $39.8 million for the six month period ended March 31, 2009, as compared to $35.0 million for the three and six month periods ended March 31, 2008. The impairments in the current quarter are related to twelve portfolios where cash collections have deteriorated given the challenging collection environment we have been experiencing over the last six to twelve months. Since the beginning of fiscal year 2009, of the total impairments recorded, $8.9 million is attributable to three of our portfolios that were transferred from the interest method to the cost recovery method. After recording the impairments, the balance of consumer receivables acquired for liquidation stood at $368.2 million on March 31, 2009.”
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210 Sylvan Avenue, Englewood Cliffs, NJ 07632
(201) 567-5648, (201) 567-2203 fax

Mr. Stern concluded, “Although the collection environment remains challenging, Asta has taken the necessary steps to lower its debt levels as well as maintaining the ability to purchase new portfolios as the opportunities arise. Pricing has recently become more attractive; however we will continue to remain cautious during this economic environment and make sure any transactions completed are purchases that meet our targeted internal rates of return. A conference call to discuss the results of the second quarter and six months results of fiscal year 2009 will be held on Monday, May 11, 2009 at 1:00 PM EDT, subsequent to issuance of second quarter Report on Form 10-Q, scheduled to be filed with the SEC the week of May 4, 2009.”
Interested parties may participate in the conference call by dialing USA/Canada (888) 427-4192, International (706) 679-4480 about 5 -10 minutes prior to 1:00 pm EDT. Please refer to the Asta Funding earnings teleconference ID 98363718. A recording of the conference call will be available from 2:00 pm EDT May 11th through May 18th, by dialing USA/ Canada (800) 642-1687, International (706) 645-9291, conference ID 98363718.
Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.
Except for historical information contained herein, the matters set forth in this news release are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.’s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.’s Form 10-K and Form 10-K/A for the fiscal year ended September 30, 2008, Form 10-Q for the quarter ended December 31, 2008 and those described from time to time in Asta Funding, Inc.’s other filings with the Securities and Exchange Commission, news releases and other communications. Asta Funding, Inc.’s reports with the Securities and Exchange Commission are available free of charge through its website at http://www.astafunding.com.
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ASTA FUNDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	March 31, 2009	March 31, 2008	March 31, 2009	March 31, 2008
Revenues:
Finance income, net	$18,104,000	$33,878,000	$36,520,000	$68,013,000
Other income	22,000	4,000	54,000	144,000

	18,126,000	33,882,000	36,574,000	68,157,000

Expenses:
General and administrative	6,345,000	7,124,000	13,372,000	12,929,000
Interest	1,954,000	4,711,000	5,124,000	10,652,000
Impairments	18,429,000	35,000,000	39,844,000	35,000,000

	26,728,000	46,835,000	58,340,000	58,581,000

(Loss) income before equity in loss of venture and income tax (benefit)	(8,602,000)	(12,953,000)	(21,766,000)	9,576,000

Equity in loss of venture	(72,000)	(1,000)	(55,000)	(78,000)

(Loss) income before income tax (benefit)	(8,674,000)	(12,954,000)	(21,821,000)	9,498,000

Provision for income taxes	(3,506,000)	(5,247,000)	(8,816,000)	3,891,000

Net (loss) Income	$(5,168,000)	$(7,707,000)	$(13,005,000)	$5,607,000

Net (loss) income per share:

Basic	$(0.36)	$(0.54)	$(0.91)	$0.40
Diluted	$(0.36)	$(0.54)	$(0.91)	$0.38

Weighted average number of common shares outstanding:
Basic	14,271,824	14,201,674	14,271,824	14,059,142
Diluted	14,271,824	14,201,674	14,271,824	14,742,549
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ASTA FUNDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2009	2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$2,635,000	$3,623,000
Restricted cash	2,736,000	3,047,000
Consumer receivables acquired for liquidation (at net realizable value)	368,223,000	449,012,000
Due from third party collection agencies and attorneys	3,723,000	5,070,000
Income taxes receivable	954,000	—
Investment in venture	187,000	555,000
Furniture and equipment, net	596,000	762,000
Deferred income taxes	23,917,000	15,567,000
Other assets	3,265,000	3,500,000

Total assets	$406,236,000	$481,136,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Debt	$160,084,000	$213,485,000
Subordinated debt — related party	8,246,000	8,246,000
Other liabilities	2,931,000	4,618,000
Dividends payable	285,000	571,000
Income taxes payable	393,000	6,315,000

Total liabilities	171,939,000	233,235,000

Commitments and contingencies

Stockholders’ Equity
Preferred stock, $.01 par value; authorized 5,000,000 shares; issued and outstanding — none
Common stock, $.01 par value; authorized 30,000,000 shares; issued and outstanding — 14,271,824 at March 31, 2009 and 14,276,158 at September 30, 2008	143,000	143,000
Additional paid-in capital	69,853,000	69,130,000
Accumulated other comprehensive loss	(1,048,000)	(297,000)
Retained earnings	165,349,000	178,925,000

Total stockholders’ equity	234,297,000	247,901,000

Total liabilities and stockholders’ equity	$406,236,000	$481,136,000